Exhibit 99.1

AMENDED AND RESTATED

INFORMATION SERVICES GROUP, INC.

2007 EQUITY AND INCENTIVE AWARD PLAN

(as amended by the 2017 amendment)

1.                                      Purpose of the Plan

The purpose of the Plan is to aid Information Services Group, Inc., a Delaware corporation (“ISG”), and its Affiliates in recruiting and retaining key employees, directors or other independent contractors and to motivate such employees, directors or other service providers to exert their best efforts on behalf of ISG and its Affiliates by providing incentives through the granting of Awards. ISG expects that it will benefit from the added interest which such key employees, directors or independent contractors will have in the welfare of ISG as a result of their proprietary interest in ISG’s success.

2.                                      Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)  Act:  The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)  Affiliate:  With respect to ISG, any entity directly or indirectly controlling, controlled by, or under common control with, ISG or any other entity designated by the Board in which ISG or an Affiliate has an interest.

(c)  Award:  An Option, Stock Appreciation Right, Other Stock-Based Award or Incentive Award granted pursuant to the Plan.

(d)  Beneficial Owner:  A “beneficial owner,” as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)  Board:  The Board of Directors of ISG.

(f)  Change in Control:  The occurrence of any of the following events:

(i)                                     the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of ISG to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Act or any successor sections thereto) other than the Permitted Holders;

(ii)                                  any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of ISG (or any entity which controls ISG), including by way of merger, consolidation, tender or exchange offer or otherwise;

(iii)                               a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving ISG, unless securities representing 66 2/3% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of ISG or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of ISG immediately prior to such Corporate Transaction; or

(iv)                              during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of ISG was approved by a vote of a majority of the directors of ISG, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(g)  Code:  The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)  Committee:  The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(i)  Company:  ISG, a Delaware corporation.

(j)  Disability:  Inability of a Participant to perform in all material respects his duties and responsibilities to ISG, or any Subsidiary of ISG, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

(k)  Effective Date:  The term “Effective Date” as defined in Section 16 of the Plan.

(l)  Employment:  The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment, if the Participant is an employee of ISG or any of its Affiliates, (ii) a Participant’s services as an independent contractor, if the Participant is an independent contractor to ISG or its Affiliates, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(m)  Fair Market Value:  On a given date, if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading.

(n)  Incentive Awards:  Awards granted under Section 8(b) of the Plan.

(o)  ISO:  An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(p)  Option:  A stock option granted pursuant to Section 6 of the Plan.

(q)  Option Price:  The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(r)  Other Stock-Based Awards:  Awards granted pursuant to Section 8(a) of the Plan.

(s)  Participant:  An employee, director or independent contractor who is selected by the Committee to participate in the Plan.

(t)  Permitted Holder:  Any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) ISG or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by ISG.

(u)  Performance-Based Awards:  Certain Other Stock-Based Awards and Incentive Awards granted pursuant to Section 8(c) of the Plan.

(v)  Plan:  The Amended and Restated 2007 Equity and Incentive Award Plan.

(w)  Shares:  Shares of common stock of ISG.

(x)  Stock Appreciation Right:  A stock appreciation right granted pursuant to Section 7 of the Plan.

(y)  Subsidiary:  A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.                                      Shares Subject to the Plan

Subject to Section 9, the total number of Shares that may be delivered under the Plan in connection with Awards outstanding at the Effective Date and Awards thereafter granted shall be 12,942,603 (the “Share Pool”).(1) For purposes of the Plan from and after the Effective Date, any one Share that is subject to an Award outstanding on the Effective Date or thereafter granted shall, upon delivery thereof, be counted as reducing the number of Shares available under the Share Pool by one Share. The maximum number of Shares underlying Options and Stock Appreciation Rights that may be granted to any one Participant in any given calendar year is 750,000, subject to Section 9. In the case of a non-employee director of the Company, additional limits shall apply such that the maximum grant-date fair value of Awards granted in any fiscal year during any part of which the director is then eligible under the Plan shall be $350,000, except that such limit for a non-employee Chairman of the Board or Lead Director shall be $700,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The delivery of Shares upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan by the same number of Shares delivered. Shares which are subject to Awards which terminate, lapse, or are forfeited or canceled (but excluding the withholding of Shares to pay the exercise price or tax withholding obligations relating to Options and Stock Appreciation Rights) will be deemed not to have been delivered and will be available for further Awards under the Plan. For the avoidance of doubt, Shares which are subject to Awards other than Options or Stock Appreciation Rights which are withheld to pay tax withholding obligations will be deemed not to have been delivered and will be available for further Awards under the Plan. The cash settlement of an Award will not reduce the number of Shares available under the Share Pool.

4.                                      Administration

(a)  Delegation.  The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of the applicable principal national exchange listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of ISG or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time; provided, further, however, that the Board may, to the extent permitted under applicable law, delegate such power and authority, otherwise delegated to the Committee, to any committee of the Board, including a committee composed of a member of the Board, to grant equity-based Awards to certain employees of ISG pursuant to the terms of the Plan, other than any “directors” or “officers” of ISG as defined under Section 16 of the Act or any “covered employees” as defined under Section 162(m) of the Code.

(1)                                 The effect of the 2014 amendment to this share reservation (effective at the Effective Date) was to add 5,150,000 shares. The effect of the 2017 amendment to this share reservation, effective April 27, 2017, is to add 5,300,000 shares.

(b)  Substitute Awards.  Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by ISG or its affiliates or a company acquired by ISG or with which ISG combines. The number of Shares underlying such substitute awards shall not be counted against the aggregate number of Shares available for Awards under the Plan in the case of an assumption or substitution of awards for those of a company acquired by ISG or with which ISG combines. In no event may this provision be utilized to permit the repricing of Options or Stock Appreciation Rights in a manner not contemplated under Section 9 of this Plan.

(c)  Interpretation.  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)  Terms.  The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(e)  Taxes.  The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting or settlement of an Award. Unless the Committee otherwise specifies in an Award agreement or otherwise, and subject to limitations as the Committee may impose (including due to applicable law or accounting rules), the Participant may elect to pay a portion or all of such mandatory withholding taxes or other taxes relating to an Award by (i) delivery in Shares or (ii) having Shares withheld by ISG from any Shares that would have otherwise been received by the Participant under the Award, provided that payment of taxes in excess of mandatory withholding taxes shall be permitted only if expressly authorized by the Committee. The Committee is authorized to require withholding of Shares or cash otherwise deliverable under an Award to satisfy such mandatory withholding taxes.

5.                                      Limitations

No Award may be granted under the Plan after  termination of the Committee’s authority to grant Awards under Section 16, but Awards theretofore granted may extend beyond that date.

Notwithstanding any provision herein to the contrary, the repricing of an Option or Stock Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing an Option or Stock Appreciation Right for cash or canceling an Option or Stock Appreciation Right in exchange for another Award, in either case at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the repurchase or cancellation and exchange occurs as an adjustment to the Award in connection with a change in capitalization or similar change permitted under Section 9(a) or (b) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

6.                                      Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)  Option Price.  The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4).

(b)  Exercisability.  Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)  Exercise of Options.  Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by ISG and, if applicable, the date payment is received by ISG pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to ISG as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, which may include the withholding by the Company of Shares deliverable upon exercise of the Option to satisfy the exercise price, (iii) partly in cash and partly in such Shares, (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to ISG an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased and (v) through net settlement in Shares as described in Section 4(e)(ii) above. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)  ISOs.  The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of ISG or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify ISG of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, ISG or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)  Attestation.  Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case ISG shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.                                      Terms and Conditions of Stock Appreciation Rights

(a)  Grants.  The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)  Terms.  The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of Stock Appreciation Rights granted in substitution of previously granted awards, as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares or portion thereof covered by the Stock Appreciation Right being exercised. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to ISG the unexercised Option, or any portion thereof, and to receive from ISG in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by ISG of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by ISG shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)  Limitations.  The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8.                                      Other Stock-Based Awards, Incentive Awards and Performance-Based Awards

(a)  Other Stock-Based Awards.  The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares, Awards of restricted Share units and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). Dividends and/or dividend equivalents may be paid or credited on Other Stock-Based Awards, if so specified by the Committee and subject to such terms as the Committee may specify, provided that any amount to be paid or credited shall be subject to the same (or more stringent) vesting terms (whether performance-based or service-based) as apply to the underlying Other Stock-Based Award.

(b)  Incentive Awards.  The Committee, in its sole discretion, may grant Awards providing an opportunity to earn specified cash amounts (i.e., Awards denominated in cash rather than Shares) by achievement of specified performance goals. All Incentive Awards shall be subject to the per-person limitation applicable to cash Performance-Based Awards under Section 8(c). The performance period and performance goals for each Incentive Award shall be specified by the Committee. Incentive Awards with a performance period of one year or less may be designated as “Annual Incentive Awards.” Such Incentive Awards shall be dependent on such additional or alternative conditions as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, cash amounts or the equivalent value in Shares or other Awards upon the completion of a specified period of service or the occurrence of an event (for clarity, the occurrence of termination events and change in control events may be specified as resulting in the deemed achievement of performance goals). Incentive Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Incentive Awards will be granted and the cash denominated amounts that may be earned, which may include the crediting of earnings during any period the Award remains outstanding following the attainment of the performance goals. Incentive Awards may be settled in cash, Shares or other Awards, provided that the Committee shall specify, as a term of the Award, the timing and other terms of any conversion of cash amounts earned or earnable under an Incentive Award into Shares or other Awards.

(c)  Performance-Based Awards.  Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards and Incentive Awards granted under this Section 8 may be granted in a manner which is intended to be deductible by ISG under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets and (xix) total stockholder return. The foregoing criteria may relate to ISG, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, may be applied on an absolute basis, may be relative to prior period performance and/or may be relative to performance of one or more peer group companies or indices, or any combination thereof, and may be based on audited or unaudited information, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Committee may specify that performance goals will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other pre-specified financial items of income or expense for the performance period. Provided that the Committee has specified at least one performance goal under this Section 8(c) qualifying the Award as performance-based under Code Section 162(m), the Committee may specify other performance goals or criteria (whether or not listed in this Section 8(c) as a basis for its exercise of negative discretion with respect to the Award.

(d)  Performance-Based Award Maximums; Determination of Achievement of Performance Goals; Reserved Discretion.  The maximum amount of Performance-Based Awards that may be earned during a calendar year by any Participant shall be: (x) with respect to Performance-Based Awards in the form of Other Stock-Based Awards (i.e., that are denominated in Shares), 500,000 Shares and (y) with respect to Performance-Based Awards in the form of Incentive Awards (i.e., that are not denominated in Shares), $5,000,000. For this purpose, the applicable limitation on a Performance-Based Award that may be earned over a period longer than one calendar year will be apportioned evenly over the number of full and partial years in the performance period. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee, except that in the case of share-denominated Performance-Based Awards with multi-year performance periods this discretion must be specifically reserved at the time of grant if the failure to do so would result in the accounting expense for such Award not being measured at the time of grant. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

9.                                      Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)  Generally.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, or in the event of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or equity restructuring (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718), or any distribution to stockholders other than regular cash dividends, or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, if any, in a manner it deems to be equitable (which may include, in its discretion, separate payments of cash or property, but with adjustment in all cases subject to Section 17 below), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards, including performance goals specified on a per-share basis; provided, that, for the avoidance of doubt, in the case of the occurrence of an “equity restructuring” (within the meaning of the FASB ASC Topic 718), the Committee shall make an equitable adjustment to all outstanding awards to preserve without enlarging the value of the Award to the Participant.

(b)  Change in Control.  In the event of a Change in Control after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise at the time of the Change in Control, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may (subject to Section 17 below), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least ten (10) business days prior to the Change in Control, such Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10.                               No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on ISG or any Affiliate to continue the Employment of a Participant and shall not lessen or affect ISG’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.                               Successors and Assigns

The Plan shall be binding on all successors and assigns of ISG and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.                               Nontransferability of Awards

Unless otherwise determined by the Committee, and subject to the limitation that in no circumstances may an Award be transferred to a third party by the Participant for consideration or value, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution or to a designated beneficiary in the event of death. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives, distributees or designated beneficiaries of the Participant.

13.                               Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of ISG, if such action would (except as is provided in Section 9 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant, (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) subject to Section 5, relating to repricing of Options or Stock Appreciation Rights, to permit such repricing without the approval of the stockholders of ISG; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to ISG or to Participants), and the Committee may otherwise amend the Plan where such action is within the scope of the Committee’s authority under its Charter and subject to any stockholder approval or other requirement that would apply had such amendment been adopted by the Board.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, ISG may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

14.                               International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, ISG or an Affiliate.

15.                               Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

16.                               Effectiveness of the Plan

The original effective date of this Plan was November 13, 2007; provided, however, that this Plan as amended and restated shall be effective on the date in 2014 on which the Company’s stockholders approve the Plan (such date, the “Effective Date”). Before the Effective Date, the Compensation Committee may authorize the grant of Incentive Awards and take related actions contingent upon the approval of the amended and restated Plan by stockholders. The Committee’s authority to grant new Awards under the Plan shall terminate on the fifth anniversary of the  approval of the amendment to the Plan by stockholders in 2017, subject to earlier termination by the Board pursuant to Section 13.

17.                               Section 409A Delay of Payment

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, ISG will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code which, with respect to any Participant that is a “specified employee” within the meaning of Section 409A of the Code, will be no earlier than the first day following six months after termination of Employment (other than due to death), if such payment is payable in respect of such termination. ISG shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither ISG, the Committee nor any of ISG’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.